                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 1998

                            MORROW SNOWBOARDS, INC.
            (Exact name of registrant as specified in its charter)


           OREGON                    0-27002            93-1011046
(State or other jurisdiction of    (Commission         (IRS Employer
incorporation or organization)     File Number)    Identification Number)

                            2600 Pringle Road, S.E.
                                SALEM, OR 97302
                   (Address of principal executive offices)

                                (503) 375-9300
              Registrant's telephone number, including area code




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ITEM 5.  OTHER EVENTS.

     Morrow Snowboards, Inc. (the "Company") expects to announce its financial results for the fiscal year ended December 27, l997 on March 19, l998
("Fiscal 1997"). Based on a preliminary review of its Fiscal l997 financial results, the Company's losses will materially exceed those projected (due to lower than expected revenue and other factors), resulting in the Company's net worth falling below that required under the Loan and Security Agreement ("Agreement") between LaSalle Business Credit, Inc. ("Lender") and the Company, an event of default under that Agreement.

     The Company is working closely with the Lender to address the Lender's concerns. The Lender, to preserve its rights, noted the default, and agreed to forbear from exercising its rights and remedies under the Agreement prior to April 10, l998 to give the Company time to address its future capital requirements based on prebook orders which are now being received.

     During the forbearance period, the Lender has invoked the Default Rate of Interest (2.5% above the normal rate) and limited advances under certain lines, which the Company does not believe will affect its operations during the forbearance period. The Agreement and other documents related to the Company's credit line with the Lender are contained in the Company's Form 8-K dated November 11, l997.

     To address the Lender's concerns, as well as its own projected working capital needs, the Company may need to raise additional capital. The Company is currently reviewing its capital requirements and exploring various alternatives to raise additional capital. If the Company were unsuccessful in addressing the Lender's concerns during the forbearance period or, if required, raising additional capital, the Company's operations and ability to realize on its business plan could be adversely affected. Additional information will be supplied as available.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem, State of Oregon, on March 10, 1998.

                                       MORROW SNOWBOARDS, INC.

                                       By: /s/ David E. Calapp
                                           --------------------------------
                                           David E. Calapp
                                           Chief Executive Officer
                                           (Principal Executive Officer)


                                       By: /s/ Blair Mullin
                                           --------------------------------
                                           Blair Mullin
                                           Chief Financial Officer
                                           (Principal Financial and
                                           Accounting Officer)




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